Filed Pursuant to Rule 433
                                                         File No.: 333-143751-08

The Depositor has filed a registration statement (including the prospectus (the "Prospectus")) with the SEC for the offering to which this communication relates. Before you invest, you should read the Prospectus in the registration statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Depositor or Goldman, Sachs & Co., the underwriter for this offering, will arrange to send the Prospectus to you if you request it by calling toll-free 1-866-471-2526.

                        THE SERIES 2007-AR9 CERTIFICATES


               Initial       Pass-
              Principal     Through
  Class       Balance(1)      Rate              Principal Types                    Interest Types             CUSIP
---------------------------------------------------------------------------------------------------------------------
   Offered Certificates
Class A-1    $406,791,000   6.00%(2)   Super Senior, Pass-Through           Variable Rate                  94986G AA3
Class A-2     $73,731,000      (3)     Super Senior Support, Pass-Through   Variable Rate                  94986G AB1
Class A-IO            (4)      (5)     Senior, Notional Amount              Variable Rate, Interest Only   94986G AC9
Class A-R            $100      (3)     Senior, Sequential Pay               Variable Rate                  94986G AD7
Class B-1     $16,526,000      (3)     Subordinated                         Variable Rate                  94986G AE5
Class B-2      $4,322,000      (3)     Subordinated                         Variable Rate                  94986G AF2
Class B-3      $1,780,000      (3)     Subordinated                         Variable Rate                  94986G AG0
   Non-Offered Certificates
Class B-4      $2,796,000      (3)     Subordinated                         Variable Rate                  94986G AH8
Class B-5        $763,000      (3)     Subordinated                         Variable Rate                  94986G AJ4
Class B-6      $1,780,233      (3)     Subordinated                         Variable Rate                  94986G AK1


--------------------------
(1)   Approximate. The initial principal balances are subject to adjustment.
(2) The pass-through rate with respect to each distribution date prior to the distribution date in October 2017 will be the lesser of (i) the per annum rate set forth in the table above and (ii) a per annum rate equal to the net WAC of the mortgage loans. On and after the distribution date in October 2017, the pass-through rate will be a per annum rate equal the net WAC of the mortgage loans.
(3) The pass-through rate with respect to each distribution date will be a per annum rate equal to the net WAC of the mortgage loans. For the initial distribution date in December 2007, this rate is expected to be approximately 6.39842% per annum.
(4) The Class A-IO Certificates are interest only certificates, have no principal balance and will bear interest on its notional amount, initially approximately $406,791,000. On and after the distribution date in October 2017, the notional amount of the interest only certificates will be zero.
(5) The pass-through rate with respect to each distribution date prior to the distribution date in October 2017 will be a per annum rate equal to the excess, if any, of (i) the net WAC of the mortgage loans over (ii) the pass-through rate for the Class A-1 Certificates. On and after the distribution date in October 2017, the pass-through rate will be zero and the Class A-IO Certificates will be entitled to no further distributions of interest. For the initial distribution date in December 2007, this rate is expected to be approximately 0.39842% per annum.

Allocation of Amount to be Distributed on the Class A Certificates

      On each Distribution Date occurring prior to the Subordination Depletion Date, the Class A Principal Distribution Amount will be allocated among and distributed in reduction of the Principal Balances of the Class A Certificates, sequentially, as follows:

      first, to the Class A-R Certificates; and

      second, concurrently, to the Class A-1 and Class A-2 Certificates, pro rata.

                                        3